Exhibit 5.2

Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

April 13, 2012

CoreLogic, Inc.

4 First American Way

Santa Ana, CA 92707

Re:     Form S-4 Shelf Registration Statement

Ladies and Gentlemen:

We have acted as special Florida counsel to CoreLogic Commercial Real Estate Services, Inc., a Florida corporation (“CoreLogic Commercial”), and CoreLogic Default Information Services, LLC, a Florida limited liability company (“CoreLogic Default” and together with CoreLogic Commercial, the “Florida Guarantors”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by CoreLogic, Inc. (the “Parent”), the Florida Guarantors and certain other subsidiaries of the Parent under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Parent’s 7.25% Senior Notes due 2021 (the “New Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the New Notes (the “New Guarantees”) by the Florida Guarantors and each of the other entities listed in the Registration Statement as Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Parent is offering to exchange in the exchange offer (the “Exchange Offer”) up to $400,000,000 aggregate principal amount of New Notes for a like amount of its outstanding 7.25% Senior Notes due 2021 issued on May 20, 2011 (the “Old Notes”), which have not been registered under the Act, and to exchange the New Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Subsidiary Guarantors. The New Notes and the New Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an Indenture, dated as of May 20, 2011 (the “Indenture”), among the Parent, the Florida Guarantors, the Subsidiary Guarantors and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

BOCA RATON        DALLAS        DENVER         FORT LAUDERDALE        JACKSONVILLE        LAS VEGAS        LOS ANGELES         MADISON        MIAMI        NAPLES

NEW YORK        ORLANDO        PALM BEACH         SALT LAKE CITY        TALLAHASSEE        TAMPA        TYSONS CORNER         WASHINGTON, D.C.

WEST PALM BEACH

CoreLogic, Inc.

April 13, 2012

In connection with issuing this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement and the Prospectus;

(2)	the Indenture, including the New Note Guarantees contained therein (collectively the “Indenture”);

(3)	a specimen of the New Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”;

(4)	the Articles of Incorporation of CoreLogic Commercial, as presently in effect;

(5)	the By-Laws of CoreLogic Commercial, as presently in effect;

(6)	certain resolutions adopted by the board of directors of CoreLogic Commercial relating to the Exchange Offer, the Registration Statement and related matters;

(7)	the Articles of Organization of CoreLogic Default, as presently in effect;

(8)	the Operating Agreement of CoreLogic Default, as presently in effect;

(9)	certain resolutions adopted by the managers of CoreLogic Default relating to the Exchange Offer, the Registration Statement and related matters; and

(10)	the Certificates of Good Standing with respect to the Florida Guarantors issued by the Secretary of State of the State of Florida.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Florida Guarantors, such agreements, certificates of public officials, certificates of officers or other representatives of the Florida Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Florida Guarantors; (d) the entity power of each party to the Opinion Documents (other than the Florida Guarantors) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Florida Guarantors) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; and (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Florida Guarantors.

CoreLogic, Inc.

April 13, 2012

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1.	CoreLogic Commercial is a Florida corporation that is validly existing and in good standing under Florida law;

2.	CoreLogic Default is a Florida limited liability company that is validly existing and in good standing under Florida law;

3.	The Florida Guarantors have the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

4.	The Florida Guarantors have authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action; and

5.	The Indenture has been executed and delivered by the Florida Guarantors.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Florida, as in effect on the date hereof.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Sidley Austin LLP may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the reference therein to our firm under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

AKERMAN SENTERFITT

/s/ Akerman Senterfitt